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                                                                   Exhibit 10.11

                       PREPAID CELLULAR RESELLER AGREEMENT

This Prepaid Cellular Reseller Agreement (the "Agreement") is made as of the 19th day of February, 1999, by and between Shared Technologies Cellular, Inc., a Delaware corporation, having its principal place of business at 100 Great Meadow Road, Suite 102, Wethersfield, CT 06109 ("STC"), and MCI Telecommunications Corporation and WorldCom Technologies, Inc. and their respective affiliates (collectively, "MCI WORLDCOM").

WHEREAS, STC provides certain prepaid cellular communications services, which include the utilization of certain third-party relationships with technology providers and cellular service carriers, automated audit and billing systems, an interactive voice response ("IVR") platform, activation of Phones, sale and redemption of PINs, and related End User service. Such prepaid cellular services to be provided to End Users pursuant to the terms of this Agreement are herein referred to as the "Services." As used herein, the term "End Users" refers to end users of the Services.

WHEREAS, MCI WORLDCOM is engaged in the business of selling prepaid long-distance cards and services through direct distribution and major retail outlets across the U.S.;

WHEREAS, this Agreement provides for a program, pursuant to which MCI WORLDCOM and STC will market and sell the Services to End Users under an MCI WorldCom brand name, pursuant to which MCI WORLDCOM will have responsibility for distribution development, marketing, merchandising and brand management, and pursuant to which STC will be responsible for providing the Services, back-office service administration and End User service for the Services; and

WHEREAS, under the program, End Users will purchase MCI WorldCom branded prepaid cellular phone and airtime kits for use of the Services (a "Phone Kit"), pursuant to the terms hereof. Such Phone Kits may include initial airtime or require a separate airtime purchase for service activation, with additional airtime available by purchase of additional cards through retail and by purchase of PINs by phone from STC.

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the receipt and adequacy of which are acknowledged, the parties agree as follows.

1. GENERAL DESCRIPTION OF PROGRAM.

(a) Scope. MCI WORLDCOM and STC are entering into this Agreement for the purpose of marketing and providing Services to End Users under an MCI WorldCom brand name through the MCI WORLDCOM retail accounts listed on the attached Exhibit A (the "Retailers"), and short-form direct response TV advertising by STC consistent with the terms of this Agreement, with additional usage available to End Users by purchase from the Retailers and by phone from STC's interactive voice response system ("IVR").

(b) Phone Kits, PINs and Cards. Retail sales of the Services will include the sale of Phone Kits
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by MCI WORLDCOM through the Retailers and by STC through direct-response television advertisements. Each Phone Kit will include one cellular prepaid phone programmed or enabled with software and/or other technology obtained by STC from its technology partner(s), to enable the phone to utilize the Services (a "Phone"). In addition, each Phone Kit may include initial airtime or require a separate airtime card (a "Card") purchase for service activation. As used herein, the term "Card" refers to a plastic (or comparable material) card that has a personal identification number ("PIN") printed on it for use of the Services. Airtime (i.e. usage) of the Services is obtained through the redemption of PINs by End Users. After an End User purchases a Phone Kit, and separate Card if required, the End User must call STC to activate the Phone. The additional purchase of airtime from a Retailer consists of an End User purchasing a Card (which contains a PIN). Alternatively, the additional purchase of airtime directly from STC consists of the purchase of another PIN only by means of the End User calling STC's IVR, the phone number for which shall appear on all Cards.

         (i) Card Denominations. Cards shall be in face value denominations of $30, $50 and $75.

         (ii) PIN Expirations. All PINs will be valid for a period of 60 days from the date that they are redeemed (see "Redemption" below). However, in the event that an End User purchases and redeems another PIN within 30 days after the expiration of a prior PIN, STC will reinstate for 60 days the amount of unused airtime that had been remaining on the expired PIN (a "PIN Recharge").

         (iii) Activation. In order for an End User to use his or her Phone, the End User must initially activate the Phone. Activation is accomplished when an End User redeems (see "Redemption" below) the PIN on the initial Card included in the Phone Kit or on a Card purchased separately. A minimum of $30 of airtime must be redeemed in order to activate a Phone. At the same time, the End User also needs to provide STC with the electronic serial number ("ESN") that appears on that particular Phone. STC then assigns a MIN to the Phone. The term "MIN" means mobile identification number. A MIN is equivalent to a phone number. Once activated, in order for a MIN to remain active an End User must redeem a PIN at least once every 60 days.

         (iv) Redemption. There are two ways for an End User to supply airtime to a Phone; by purchasing a Card from a Retailer and calling STC with the PIN, or by purchasing a PIN directly from STC. With respect to Cards, a Card's PIN may be redeemed by an End User by calling STC's IVR, whereby the End User gives STC the PIN from the Card. The PIN appears on the Card in a secured manner. In response, STC gives the End User an airtime control code ("ACC"), which the End User inputs into the Phone's keypad. This loads the Phone for airtime. Similarly, with respect to PINs purchased directly from STC, a End User calls STC's IVR, purchases a PIN, and STC provides the End User with an ACC (see
Section 7(i), "Accepted Payment Methods"). Redemption is deemed to occur when STC gives the ACC to the End User, both for Card PIN redemptions and PIN purchases directly from STC.


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2. TERM. This Agreement shall commence as of the date first written above and have an initial term of two (2) years. The term hereof shall automatically renew for successive one (1) year terms unless either party gives notice of termination at least 120 days prior to the end of the term then in effect.

3. TERMINATION.

(a) Both parties shall have the right to terminate this Agreement by reason of an uncured default of the other party in accordance with Section 3 hereof.

(b) Both parties shall have the right to terminate this Agreement for convenience with 120 days' notice, subject to the following. The term "for convenience" shall mean for any reason other than an uncured default of the other party.

         (i) In the event that MCI WORLDCOM elects to terminate this Agreement for convenience, MCI WORLDCOM agrees to implement one of the following options,
A) that, for a period of one (1) year (inclusive of the notice period required by Paragraph 3(b) hereof) following the effective date of such termination, MCI WORLDCOM shall continue to offer and promote only the Services, to the exclusion of other prepaid cellular services, to all Retailers from which MCI WORLDCOM had taken orders for the Services during the term of this Agreement or, B) MCI WORLDCOM may choose to pay a buyout equal to $___ for each End User with an active MIN, with respect to End Users that became users of the Services through one of the Retailers. In the event of a termination for convenience, either by MCI WORLDCOM pursuant to this Section 3(b)(i) or by STC pursuant to Section 3(b)(ii) below, no sales of Cards or PINs to End Users shall occur after the effective date of such termination and no PIN Recharges shall occur following such termination effective date. STC shall continue to honor all PINs during the sixty (60) day period following such termination effective date.

         (ii) In the event that STC elects to terminate this Agreement for convenience, STC agrees to implement one of the following options, A) that, for a period of one (1) year (inclusive of the notice period required by Paragraph 3(b) hereof) following the effective date of such termination, STC shall continue to provide all Services to MCI WORLDCOM , or B), STC may choose to pay a buyout equal $___ for each End User with an active MIN, with respect to End Users that became users of the Services through one of the Retailers.

(c) In the event that MCI WORLDCOM elects not to renew this Agreement, then for a period of one (1) year following the expiration of this Agreement, MCI WORLDCOM shall continue to offer and promote the Services, on a non-exclusive basis, to all of the Retailers to which it had offered the Services immediately prior to such termination.

(d) In the event that STC elects not to renew this Agreement, then for a period of one (1) year


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following the expiration of this Agreement, STC shall continue to make available to MCI WORLDCOM all services to support the provision of Services.

4. EXCLUSIVITY.

[redacted]

5. PRICING. Suggested retail pricing ("SRP") for the Services, on a per-minute basis, inclusive of telecommunications taxes, is as follows.

(a) Local service: $____

(b) Long-distance: $____

(c) Roaming:       $____

(d) Local service airtime pertains to calls made by an End User that originate and terminate within the local cellular service area of the End User's MIN ("Local Area"). Local service rates also apply to airtime for all incoming calls received by an End User within such End User's Local Area, regardless of from where they originate. Long-distance service airtime pertains to all calls made by an End User that originate within the End User's Local Area and terminate outside of such Local Area. Roaming applies to all calls made or received by an End User outside of the Local Area.

(e) The parties agree to use commercially reasonable efforts to maintain competitive pricing levels, with respect to other national providers. Any reductions of SRP shall be by mutual written agreement between the parties, and shall become implemented within approximately 30 days of such agreement. The parties shall consider the following factors in determining what constitutes such competitive pricing: end user pricing for activation, redemption, access, local airtime, long distance and roaming services; and whether pricing is on a tiered basis, in which case such comparison shall be made using a blended rate.

(f) Returned Phones. MCI WORLDCOM shall provide weekly reports to STC detailing all Phone returns by End Users and Retailers, which reports shall include the ESN of each such Phone. If a Phone has not been activated, then STC shall not charge MCI WORLDCOM for the $10 of initial airtime. If a Phone has been activated, STC will promptly deactivate the Phone and refund to MCI WORLDCOM the wholesale cost of the usage associated with the initial Card.

6. DISCOUNTS AND COMMISSIONS.

(a) Card PIN Discount to MCI WORLDCOM. STC agrees to sell PINs to MCI WORLDCOM for Cards at a base discount of __% off of the SRP of such PINs ("Base Discount"). For example,


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STC will charge MCI WORLDCOM $__ for a PIN that is used on a Card with an SRP of
$___. For initial airtime (included in the Phone Kit), STC will charge MCI WORLDCOM $____ for such $___ of initial airtime. STC shall furnish PINs to MCI WORLDCOM to enable MCI WORLDCOM to produce Cards bearing PINs, which PINs shall be provided in sufficient quantities as reasonably required by MCI WORLDCOM. However, the actual sale of each PIN shall be deemed to occur only when such PIN is redeemed by an End User from STC.

(b) Average Monthly Usage Commission to MCI WORLDCOM. STC agrees to pay a commission to MCI WORLDCOM based on a percentage of the average monthly usage of End Users using the Services ("Average Monthly Usage Commission"). Such Average Monthly Usage Commission shall be based on the aggregate dollar amount (based on SRPs) of PINs redeemed by all End Users each month during the term of this Agreement, divided by the total number of active MINs during such month ("Average Monthly Usage"). The Average Monthly Usage Commission shall be an amount representing ___% for each dollar that the Average Monthly Usage exceeds $___, multiplied by the aggregate dollar amount (based SRPs) of PINs redeemed by all End Users during such month. The Average Monthly Usage Commission will be reported monthly to MCI WORLDCOM by the 15th of the following month, with payment from STC net 30 from the date of the report.

         (i) For example, if Average Monthly Usage were $____ for a particular month in which an aggregate of $1,000,000 of PINs were redeemed by End Users, then STC would pay MCI WORLDCOM an Average Monthly Usage Commission of $______ (i.e. ____% x $1,000,000). Average Monthly Usage Commissions shall be payable by the last day of the month following the month in which they accrue.

(c) Commissions on Direct PIN Sales by STC. With respect to sales of MCI WORLDCOM branded PINs made by STC directly to End Users, STC agrees to pay MCI WORLDCOM a monthly commission in the amount of __% of the SRP of each such PIN sold ("PIN Commissions"). STC shall be responsible for collecting from End Users the purchase price of such PINs and paying PIN Commissions to MCI WORLDCOM within 30 days from the end of the month in which the PIN sales occurred.

(d) MIN Activation Commissions on Phone Kit Sales by STC. When STC generates an MCI WORLDCOM branded Phone Kit sale, STC shall pay to MCI WORLDCOM an activation commission (an "Activation Commission"), which shall accrue at the time the Phone is activated. Activation Commissions shall be based on ___ percent (_%) of the sales price of the Phone Kit excluding the wholesale value of the PIN for the initial Card. Such commissions shall be payable by the last day of the month following the month in which they accrue. The wholesale value of the initial Card PIN for Phone Kit sales generated by STC shall be the SRP of the Card less MCI WORLDCOM's Base Discount.

         (i) For example, if STC were to generate a Phone Kit sale for $____ (including an initial


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$__ Card), then, upon activation of the Phone, STC would become obligated to pay an Activation Commission to MCI WORLDCOM in the amount of $_____ (i.e. % x
[$____ - $____]).

(e) STC agrees to provide MCI WORLDCOM with PIN discounts and sales commissions equal to or greater than those given to any other distributor or agent of STC that purchases comparable volumes of services from STC. STC further agrees that its pricing shall remain competitive with the prepaid cellular services industry.

7. STC'S RESPONSIBILITIES. Without in any way limiting the responsibilities of STC elsewhere stated in this Agreement, STC shall have the following additional responsibilities:

(a) Services. STC agrees to provide the Services to End Users pursuant to the terms hereof.

(b) Carrier Relations. STC shall be responsible for maintaining agreements with cellular carriers as necessary to provide the Services in the cellular markets identified in Exhibit A. MCI WORLDCOM shall have no responsibility or liability with respect to such carriers, except to the extent arising out of MCI WORLDCOM's act or negligence. STC will be the customer of record with such carriers and shall be responsible for payment of all charges billed to STC for the Services. STC shall indemnify and hold MCI WORLDCOM harmless with respect to any claims by such carriers or End Users against MCI WORLDCOM arising in connection with the Services, except to the extent that any such claim arises out of MCI WORLDCOM's act or negligence, subject to the obligation of MCI WORLDCOM to insert language in its standard End User agreements to the effect that MCI WORLDCOM provides no warranties, express or implied, with respect to the Services. This indemnification expressly excludes claims relating to Phones and related goods sold by or on behalf of MCI WORLDCOM. STC and MCI WORLDCOM agree to work together in performing a market analysis with respect to optimizing wireless wholesale costs.

(c) Fraud/Cloning. STC shall be responsible for all charges that may result from the cloning of MINs or ESNs relating to the Services, except to the extent caused by the act or negligence of MCI WORLDCOM. STC shall provide monthly reports to MCI WORLDCOM detailing incidents of such cloning.

(d) Regulatory Approvals. To the extent that any regulatory approvals may be required in order for STC to provide the Services, all such approvals, including, without limitation, tariff filings, permits, certifications, authorizations and licenses, shall be the responsibility of STC.

(e) Use of MCI WORLDCOM Long-Distance Services. STC agrees to to select MCI WORLDCOM, or an MCI WORLDCOM affiliate, as the long-distance carrier for the Services, when at all possible, subject to STC's reasonable discretion with respect to the terms on which such long-distance services are offered to STC.

(f) Response Times for Order Fulfillment.


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         (i) Activations. STC will use its reasonable efforts to activate Phones
(i.e. provide them with an active MIN) and provide ESN changes within, on average, ___ hours of STC's receipt of End Users' telephonic activation orders. STC will make available sufficient blocks of MINs for all major cellular service markets in the U.S.

         (ii) PINs. STC shall provide Card PINs to MCI WORLDCOM within three (3) business days of STC's receipt of MCI WORLDCOM's written or electronic purchase orders.

         (iii) End User Service Levels. STC shall maintain a monthly average response time to End User service calls such that the average time on hold for End Users calling the toll-free service number during hours of operation shall be ___ seconds, and End Users calling the IVR system shall have unrestricted access with no time on hold. STC shall further maintain a monthly average call abandonment rate not to exceed ______ percent (_%). In addressing End User calls, STC will endeavor to provide a complete answer or problem resolution in the course of each End User's call, while generally taking no more than ____ ( ) ____ to resolve most Service issues, except in the case of Service problems that affect a significant number of End Users, in which case STC will prioritize its response to such problems in order to try to provide a more rapid resolution. In the event that STC fails to meet the standards set forth in this Subparagraph 7(f)(iii), STC shall be entitled to a thirty (30) day cure period to cure such default. Additional performance and service level criteria shall be added as reasonably requested by MCI WORLDCOM and agreed to by STC in writing.

(g) IVR System. STC shall maintain an interactive voice response ("IVR") system for End Users to obtain activation for their Phones and to purchase and redeem PINs. The IVR system shall be operative 24 hours a day, seven days a week.

(h) Toll-Free End User Service Number. STC shall provide a toll-free telephone number for End Users to call for activations, redemptions and Services support. STC shall provide staffing for such End User support line seven days a week, from 8:00 a.m. to 12:00 a.m. Eastern time Monday through Saturday and 8:00 a.m. to 6:00 p.m. Eastern time on Sunday, with the exception of New Years Day, Easter Sunday, Thanksgiving Day and Christmas Day at which time the operator center is closed. Additionally, operator center(s) will close at 2:00 p.m. Eastern time on Christmas Eve and New Years Eve.

(i) Accepted Payment Methods. STC agrees to accept payment by End Users for PINs by means of all major credit cards and by automatic check handling payments against U.S. bank accounts, subject to STC's reasonable discretion with respect to such transactions.

(j) Payment Terms for PINs. STC shall invoice MCI WORLDCOM monthly for PINs, as follows. Certain Retailers shall be equipped with technology that will enable Cards with magnetic strips to be run through a card swipe device when a Card is purchased from such Retailer. The PIN on that Card will only then become enabled for redemption (herein referred to as "POS-Enabled PINs"). This process is intended to reduce theft problems. STC shall invoice MCI WORLDCOM


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for POS-Enabled PINs in the month following the month in which such PINs are redeemed. In other instances, MCI WORLDCOM will sell Cards to Retailers with Non-POS-Enabled PINs, both on a consignment basis and on a non-consignment basis. With respect to Non-POS-Enabled PINs sold to Retailers by MCI WORLDCOM on a consignment basis, STC shall invoice MCI WORLDCOM for such PINs in the month following the month in which such PINs are redeemed. With respect to Non-POS-Enabled PINs sold to Retailers by MCI WORLDCOM on a non-consignment basis, STC shall invoice MCI WORLDCOM for such PINs when the Cards bearing such PINs are shipped by MCI WORLDCOM to the Retailers. MCI WORLDCOM shall notify STC at the time that it ships such Cards. MCI WORLDCOM shall pay all invoices within 30 days of the invoice date.

(k) Taxes. STC shall be responsible for the payment of all federal telecommunications taxes applicable to the sale of the Services.

(l) Reporting. STC shall provide the following information to MCI WORLDCOM on a weekly basis, (i) An activations report, by Retailer showing both new PIN redemptions and reactivations of previously expired PINs, (ii) a redemption report, by retailer/channel (with STC being a channel), showing redemptions by Card denomination. STC shall also provide the following information to MCI WORLDCOM on a monthly basis, a) a summary of activations report with ESNs, b) summary of redemptions report by control numbers, and (iii) an average commissions report (by the 15th of the following month), with detail to illustrate the number of End Users, by MIN, and aggregate PIN redemptions (based on SRPs) broken out by new and existing End Users. STC shall also provide other reports as mutually determined to be necessary.

(m) Phones and Programming.

         (i) Technology Rights/Systems. STC shall be responsible for maintaining agreements with technology providers for licensing applicable technology(ies), generating PINs and providing programming for Phones, and will provide full indemnification to MCI WORLDCOM for any and all claims brought against MCI WORLDCOM in connection therewith, including, without limitation, any such claims for patent infringement. STC also shall purchase, maintain and operate systems necessary for PIN generation. STC further agrees to use its reasonable efforts to secure additional technology rights with respect to new technologies relating to the Services, as such technologies become available.

         (ii) Access to Programming Information. STC agrees to make available to MCI WORLDCOM and its authorized agents such information as reasonably required to enable MCI WORLDCOM, and such agents, to program Phones in order that such Phones will function properly with the Services.

         (iii) Phone Kit Fulfillment Option. MCI WORLDCOM shall have the option of delegating to STC the responsibility for preparing Phones for retail sale, for a fee of $____


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per Phone, payable on a net 30-day basis. Such preparation of Phones would include:

                  (A) programming (sometimes referred to as "flashing") the Phones with the technology necessary to enable the Phones to function properly with the Services;

                  (B) packaging the Phones in Phone Kits (using materials provided by MCI WORLDCOM), including packing, shrink wrapping and labeling for retail distribution; and

                  (C) providing monthly reports to MCI WORLDCOM, in a mutually agreeable format, detailing such Phone Kit fulfillments.

(n) Direct Response TV Sales. STC shall establish a direct response television advertising program to market and sell the Services, as follows:

         (i) Commissions Payable to MCI WORLDCOM. MCI WORLDCOM shall be entitled to receive commissions on all sales of MCI WORLDCOM branded Phone Kits by STC directly to End Users that call the toll-free number appearing in STC's television advertisements, in accordance with Section 6(d) hereof.

         (ii) Phone Kits. STC shall be solely responsible for all fulfillment associated with Phone Kits sold through STC's direct-response TV advertisements. These Phone Kits shall have the same appearance as Phone Kits sold by MCI WORLDCOM through the Retailers. STC shall have no responsibility with respect to the sale of Phone Kits through the Retailers, which shall be the sole responsibility of MCI WORLDCOM.

         (iii) Pricing. STC agrees to adhere to the same pricing guidelines for its direct-response TV ad sales as otherwise applicable to the sale of the Services, as set forth in Section 5.

         (iv) MCI WORLDCOM's Ad Law Dept. Approval. Reference is made to Paragraph 9(b) hereof with respect to the need for MCI WORLDCOM's Advertising Law Department to review the content of all television advertisements that contain any reference to Mark(s) of MCI WORLDCOM.

(o) STC Support of MCI WORLDCOM Switch-Based Programs. STC shall support programs of MCI WORLDCOM that provide debit cellular services via non-handset-debit-technolog(ies), in accordance with Exhibit C hereof.

8. MCI WORLDCOM'S RESPONSIBILITIES. Without in any way limiting the responsibilities of MCI WORLDCOM elsewhere stated in this Agreement, MCI WORLDCOM shall have the following additional responsibilities:


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(a) Marketing and Distribution of Services. MCI WORLDCOM shall market, promote and sell the Services through the Retailers, using its commercially reasonable efforts to effectively promote such sales to the same degree as it would any of its other major products and services. Such efforts shall include, without limitation, facilitating in-store Retailer promotions and advertising in Retailers circulars, which may be accomplished through co-op advertising or market development fund programs offered by MCI WORLDCOM to the Retailers.

(b) Production of Cards. MCI WORLDCOM shall be responsible for production of all Cards, which shall describe in reasonable detail the procedures for activation and redemption of PINs for use of the Services, and shall conform to the requirements set forth in Section 8(c) below. MCI WORLDCOM shall produce such quantity of Cards as reasonably required to sufficiently satisfy End User demand. MCI WORLDCOM shall maintain inventory control of its Cards by means of control numbers for each PIN, which will be provided to MCI WORLDCOM by STC. Such control numbers are necessary because the PIN is concealed until an End User purchases the Card and reveals the PIN. It should be noted that not all Cards will have a scratch-off area for the concealment of PINs.

(c) Point of Sale Materials. MCI WORLDCOM shall be responsible for production of all point of sale ("POS") materials, including product packaging, labeling, instructions, coverage maps, signage, and marketing materials such as retail displays and product brochures. Such POS materials shall be subject to STC's prior approval as to form and content, which approval shall not be unreasonably withheld or delayed.

         (i) STC Service Provider. All POS materials, with the exception of materials related to Phone Kits and Phones, shall clearly display the CellEase(R) logo and shall indicate: "Also redeemable by CellEase(R) customers" and shall display only STC's toll-free number for End Users to call. STC shall provide MCI WORLDCOM with language and logo requirements for POS materials for the purpose of identifying the technology partner(s) associated with the Services.

         (ii) PIN Purchase Requirement. All POS materials shall prominently and clearly indicate that End Users must redeem one PIN at least every 60 days in order to maintain Service.

(d) Programming of Phones/Transmittal of Data to STC. MCI WORLDCOM shall be responsible for the programming of Phones prior to shipment to the Retailers, unless such task is delegated to STC pursuant to Section 7(m)(iii) hereof. Phones shall be programmed with STC-authorized prepaid cellular technology(ies), and shall be configured for STC-approved rate plans. When programming Phones, MCI WORLDCOM shall utilize data supplied to MCI WORLDCOM through STC's carrier activation terminal system. STC shall provide MCI WORLDCOM with remote access to STC's carrier activation terminal. MCI WORLDCOM also shall transmit, or cause to be transmitted by Retailers, to STC all data reasonably required by STC to track ESNs and PINs


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electronically, except that to the extent that a Retailer does not have electronic data capabilities then such data shall be transmitted by such other means as practicable. Such data shall be reported in a mutually agreeable format.

(e) Retailer Interface with STC's Systems. MCI WORLDCOM shall use its reasonable efforts to advise and recommend to the Retailers that they establish automated POS activation systems that utilize either MCI WORLDCOM's or STC's POS activation system. In the event that any Retailer(s) utilize MCI WORLDCOM's POS activation system, then MCI WORLDCOM shall electronically transmit to STC all data received from such Retailer(s) immediately upon MCI WORLDCOM's receipt of such data.

(f) Reporting. MCI WORLDCOM shall provide monthly reports to STC, in a mutually agreeable format, detailing sales data by each Retailer for Phone Kits and Cards, and other related information, including ESNs and control numbers as shipped to each Retailer. For returns, MCI WORLDCOM will send STC the ESNs for all returned Phones in a timely manner.

(g) Taxes. MCI WORLDCOM shall be responsible for advising the Retailers that they are responsible for charging, collecting and remitting all sales and use taxes and governmental and quasi-governmental surcharges on sales of Phones and Cards.

9. TRADEMARKS/SERVICE MARKS USAGE.

(a) Neither party nor either party's subdistributors or agents shall use any trademarks, service marks, tradenames or other intellectual property (collectively, "Marks") of the other in any manner, except as expressly authorized in writing or in this Agreement by the owning party, all of which Marks shall remain the exclusive property of the owner, without any right of implied license pursuant to this Agreement. Upon termination of this Agreement, the parties shall return to each other all marketing and sales materials then in their possession that contain any Marks of the other party, and shall immediately cease any and all use of any Marks of the other party, except that each party shall have the right to continue to use POS materials and television advertisements containing Marks of the other party for such time after termination of this Agreement until its inventory of such POS materials are substantially depleted and until a new television advertisement can be produced, but in no case beyond 90 days following the termination of this Agreement.

(b) Without in any way limiting the foregoing, it is expressly understood and agreed that all uses by STC of MCI WORLDCOM Marks, including, without limitation, in television ads, require submission by MCI WORLDCOM to its Advertising Law Department for prior approval, which approval shall not be unreasonably withheld or delayed.

(c) STC hereby represents and warrants that CellEase(R) is a registered trademark of STC, and such falls within the definition of the term Mark, as used herein.


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(d) The parties hereby mutually represent to each other that each of them has all right, title and interest in and to all Marks to be used in connection with the Services, that use of any such Mark shall not violate any trademark, service mark, copyright, trade secret, proprietary right or publicity right of any third party. In the event that the use of any party's Mark in connection with the Services becomes the subject of a claim of infringement against the other party hereto, then the party whose Mark is alleged to have caused such infringement shall indemnify and hold harmless the other party hereto with respect to such claim. If a Mark becomes unusable due to such a claim, then the party whose Mark is the subject of such claim shall provide a noninfringing replacement Mark for use in connection with this Agreement, as reasonably required.

10. PUBLICITY. Any press releases concerning this Agreement shall be subject to prior mutual review and approval, which approval shall not be unreasonably withheld or delayed.

11. RELATIONSHIP OF THE PARTIES.

(a) The relationship between STC and MCI WORLDCOM arising from this Agreement does not in any way constitute a joint venture, partnership, general agency, or employment relationship.

(b) Neither party shall make any unauthorized representations or warranties concerning the products or services of the other.

12. DEFAULT. Except as otherwise provided in this Agreement, in the event either party fails to perform any of its obligations under this Agreement and such failure continues for more than ten (10) business days, or, in the case of a non-monetary default, thirty (30) days, following written notice of such default, then the non-defaulting party shall have the right to terminate this Agreement immediately upon written notice to the other party, without limiting any other remedies available hereunder or at law or in equity.

13. LIMITATIONS OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER, DIRECTLY OR OTHERWISE, FOR INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS), INDIRECT, PUNITIVE OR SPECIAL DAMAGES ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT.

14. NOTICE. Whenever any notice is required to be given hereunder, such notice shall be given in writing and personally delivered or sent by certified or registered mail, return receipt requested, or by overnight courier. Notice shall be deemed to have been given at the time of receipt, if personally delivered, or three (3) days after mailing if sent by certified or registered mail, or upon delivery if sent by overnight courier. Either party may change its notice address by giving notice of the change to the other party pursuant to this Section.

         If sent by MCI WORLDCOM to STC, such notice shall be addressed to:

                  Shared Technologies Cellular, Inc.
                  100 Great Meadow Road, Suite 102
                  Wethersfield, CT  06109
                  Attention:  Legal Department

         If sent by STC to MCI WORLDCOM, such notice shall be addressed to:

                  MCI Telecommunications Corporation
                  Legal Department, 2nd Floor
                  Three Ravina Drive
                  Atlanta, GA  30346-2102

All notices relating to matters that require the approval of the Advertising Law Department of MCI WORLDCOM, pursuant to Section 8(b) hereof, shall include a copy of the applicable notice to be sent to:

                  Advertising Group Law & Public Policy
                  MCI Communications Corporation
                  2nd Floor
                  1133 19th Street, N.W.
                  Washington, D.C.  20036
                  Attn: Assoc. Litigation Counsel
                  Fax: 202-736-6471

15. ASSIGNMENT. Neither party may assign this Agreement to any third party without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. This Agreement shall be valid and binding upon all heirs, successors and permitted transferees or assigns of the parties hereto.

16. EXCUSE OF PERFORMANCE. Either party shall be relieved from liability for non-performance due to any cause beyond the reasonable control of the party to be excused, including delays of suppliers or carriers. In the event of such cause for delay, the party so affected shall take commercially reasonable steps to avoid or remove such cause of non-performance and both parties shall recommence performance as soon as such cause is removed or ceases, but in no event longer than 30 days following the first date of such non-performance. The party claiming such delay shall give the other party notice of the delay as soon as reasonably practicable.

17. AUDIT RIGHTS. The parties each shall have audit rights, limited to two audits per year, with respect to the other's records reasonably related to each party's obligations hereunder, including, without limitation, sales and revenue records, billing data, activation and redemption data, and information concerning commissions and discounts.


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
18. ARBITRATION. Any dispute or disagreement arising between the parties in connection with this Agreement, which is not settled to the mutual satisfaction of the parties within thirty (30) days (or such longer period as may be mutually agreed upon) from the date that either party informs the other in writing that such dispute or disagreement exists, shall be settled by arbitration in accordance with the J.A.M.S./ENDISPUTE Arbitration Rules and Procedures, as amended by this Agreement. The cost of the arbitration, including the fees and expenses of the arbitrator(s), will be shared equally by the parties unless the award otherwise provides. Each party shall bear the cost of preparing and presenting its case. The parties agree that this provision and the arbitrator's authority to grant relief shall be subject to the United States Arbitration Act, 9 U.S.C. 1-16 et seq. ("USAA"), the provisions of this Agreement, and the AVA-AAA Code of Ethics for Arbitrators in Commercial Disputes. The parties agree that the arbitrator(s) shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event shall the arbitrator(s) have the authority to make any award that provides for punitive or exemplary damages. The decision of the arbitrator(s) shall follow the plain meaning of the relevant documents, and shall be final and binding upon the parties. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings shall be governed by the USAA.

19. GENERAL.

(a) This Agreement shall be governed by the laws of the State of New York, without giving effect to any principle of conflict-of-laws that would require the application of the law of any other jurisdiction.

(b) This Agreement, including any exhibits or addenda attached hereto, constitutes the entire understanding between the parties relating to the subject matter hereof and supersedes any and all prior discussions, proposals or agreements, whether oral or written.

(c) No modification, addition or waiver to this Agreement shall be valid unless made in writing signed by the parties hereto.

(d) In the event of a dispute arising out of this Agreement, the prevailing party shall be entitled to recovery of its reasonable legal fees and expenses.

(e) The waiver of any provision of this Agreement shall not be construed as a continuing waiver of such breach or of other breaches of the same or of other provisions hereof. (f) The section headings of this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement. Whether defined terms are stated in the singular or plural shall not affect their construction as defined terms.

(g) All payment obligations, provisions relating to limitations of liability, post-termination obligations and any other provisions that by sense and context are intended to survive the termination of this Agreement shall so remain in effect after the termination hereof.

(h) Each party represents that it has full power and authority to enter into and perform this Agreement and knows of no impediment to its performance.

The parties acknowledge that they have each read this Agreement in its entirety, understand it and agree to be bound by its terms and conditions.


                  [Remainder of page intentionally left blank.]


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
IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date first written above.

SHARED TECHNOLOGIES CELLULAR, INC.          MCI TELECOMMUNICATIONS CORPORATION

By:_______________________________          By:_______________________________



Date: February ___, 1999                    Date: February ___, 1999

[all exhibits redacted]


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